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                                                                  Exhibit 23(i)
    [Letterhead of Braden, Bennink, Goldstein, Gazaway & Company, P.L.L.C.]



The Board of Directors
Adair International Oil and Gas, Inc.

April 22, 1998

We consent to the incorporation by reference in the registration statement on Form S-8 of Adair International Oil and Gas, Inc. of our report dated August 8, 1997, relating to the consolidated balance sheets of Adair International Oil and Gas, Inc. as of May 31, 1997 and May 31, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended which report appears in the annual report on Form 10-KSB of Adair International Oil and Gas, Inc.

/s/ Braden, Bennink, Goldstein, Gazaway & Company, P.L.L.C.